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                                                ROFIN-SINAR TECHNOLOGIES



- PRESS RELEASE -


Contact:     Thorsten Frauenpreiss
             Gunther Braun
             Rofin-Sinar
             734-455-5400
             - or -
             011-49-40-733-63-256


ROFIN-SINAR REPORTS RESULTS FOR THE SECOND QUARTER FISCAL 2005;

SALES ON RECORD LEVEL


Plymouth, MI / Hamburg, Germany, May 9, 2005 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its second quarter and six months ended March 31, 2005.


FINANCIAL HIGHLIGHTS
(in thousands, except per share data)

                     Three months ended             Six months ended
                    3/31/05   3/31/04  % Change    3/31/05    3/31/04 % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $ 95,368  $ 75,948   +  26 %   $186,725  $147,006  +  27 %
Net income          $  8,738  $  5,646   +  55 %   $ 17,256  $ 10,851  +  59 %
Earnings per share
  "Diluted" basis   $   0.56  $   0.45   +  24 %   $   1.11  $   0.86  +  29 %


The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which were 15.6 million for the fiscal quarter and for the six months ending March 31, 2005, and 12.6 million for the fiscal quarter and for the six months ending March 31, 2004.

Dr. Peter Wirth, Chairman of the Board, commented, "We are very proud to deliver another quarter of strong revenue and profit growth. Our record sales levels were driven by good performance in all of our businesses. Despite reduced capex spending from the automotive and semiconductor industry, we were able to achieve the second best quarter in our history in terms of profitability."











FINANCIAL REVIEW

Second Quarter

Net sales totaled $95.4 million for the second quarter ended March 31, 2005, a 26%, or $19.4 million increase over the comparable quarter of fiscal 2004. The weakening of the US-dollar, mainly against the Euro, contributed to this increase by $4.1 million in the second quarter. Gross profit totaled $37.6 million, compared to $29.2 million in the same period of fiscal year 2004, which is a slight increase by 1% to 39% of net sales. Net income amounted to $8.7 million, or 9% of net sales, compared to $5.6 million, or 7% of net sales, in the same period last year. Diluted earnings per share equaled $0.56 for the quarter based upon 15.6 million weighted average common shares outstanding, compared to diluted earnings per share of $0.45 based upon 12.6 million weighted average common shares outstanding for the same period last fiscal year.

SG&A increased by $2.6 million to $16.8 million, representing 18% of net sales. In addition, the amortization expense in the second quarter of fiscal 2005 increased by $0.8 million over the comparable period last year to $1.3 million (1% of net sales) due to the intangibles acquired with PRC and Lee Laser. Net R&D expenses increased by $0.5 million to $5.7 million, representing 6% of net sales.

Compared to the second quarter ending March 31, 2004, net sales of laser products for macro applications rose by 30% to $49.8 million, while net sales of lasers for marking and micro applications increased by 21% to $45.6 million.

Six Months

For the six months ended March 31, 2005, net sales totaled $186.7 million, an increase of $39.7 million or 27% over the comparable period in 2004, including 6% related to the weakening of the US-dollar, mainly against the Euro. Gross profit for the period was $73.8 million, $16.7 million higher than in 2004. Net income for the six month period ended March 31, 2005, totaled $17.3 million, with diluted earnings per share of $1.11 based upon the weighted average of 15.6 million common shares outstanding.

Net sales of lasers for macro applications increased by $24.5 million or 33% to $98.9 million, while net sales of lasers for marking and micro applications increased by $15.2 million or 21% to $87.8 million from the comparable period in fiscal 2004.

On a geographical basis, net sales in North America in the first six months showed an increase of 86% and totaled $55.5 million (2004: $29.9 million). In Europe/Asia, net sales increased by 12% to $131.2 million (2004: $117.1 million).

Order entry for the second quarter was $89.8 million. This resulted in an order backlog on March 31, 2005, of $79.1 million for laser products.









OUTLOOK


"Due to the macroeconomic conditions in the machine tool industry in Europe and the automotive industry in North America, we believe we will see some softening in our macro business in the near term. In the marking business, demand from the semiconductor sector is still relatively low," commented Dr. Peter Wirth. "However, we continue to enjoy a solid backlog and expect positive market signals during the world largest laser exhibition in June 2005 in Munich, where we will introduce new products, especially in our Slab laser product line."

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 20,000 laser units installed worldwide and serves more than 3,000 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Monday, May 9, 2005. This call is also being broadcast live over the internet in listen-only mode. For live webcasting, go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Yuhau Lin at 212-889-4350 or Mark Walter at +44(0) 207 614 2900)



                          (Tables to follow)



























ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three Months            Three Months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                3/31/04      3/31/04    3/31/04      3/31/04
                               ----------  ----------  ----------  ----------
-Macro                         $  49,787   $  38,234   $  98,914   $  74,363
-Micro                            45,581      37,714      87,811      72,643
                               ----------  ----------  ----------  ----------
Net sales                         95,368      75,948     186,725     147,006
Cost of goods sold                57,777      46,761     112,961      89,986
                               ----------  ----------  ----------  ----------
    Gross profit                  37,591      29,187      73,764      57,020
Selling, general, and
    administrative expenses       16,783      14,181      33,643      28,159
Intangibles amortization           1,274         515       2,840         964
Research and development expenses  5,702       5,155      11,486      10,182
                               ----------  ----------  ----------  ----------
    Income from operations        13,832       9,336      25,795      17,715
Other expense (income)               308         642     (   900)        167
                               ----------  ----------  ----------  ----------
    Income before income taxes
      and minority interest       13,524       8,694      26,695      17,548
Income tax expense                 4,641       2,769       9,230       6,155
                               ----------  ----------  ----------  ----------
    Income before minority
        interest                   8,883       5,925      17,465      11,393
Minority interest                    145         279         209         542
                               ----------  ----------  ----------  ----------
    Net income                  $  8,738    $  5,646    $ 17,256    $ 10,851
                               ==========  ==========  ==========  ==========
Net income per common share
  * "diluted" basis             $   0.56    $   0.45    $   1.11    $   0.86
 ** "basic" basis               $   0.58    $   0.47    $   1.15    $   0.90


* The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.6 million and 12.6 million for each of the fiscal quarters and the six month periods endng March 31, 2005 and 2004.

** The basic net income per common share calculation is based on the weighted-average shares outstanding for each period presented, which was
   15.1 and 12.0 million for the fiscal quarters ending March 31, 2005 and 2004, and 15.0 million and 12.0 million for the six month periods ending March 31, 2005 and 2004.









ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

(in thousands)
                                                       At            At
                                                     3/31/05       9/30/04
                                                   -----------   -----------
ASSETS
  Cash and cash equivalents                         $ 108,703      $ 100,266
  Trade accounts receivable, net                       74,480         80,314
  Inventories net                                     113,141        106,420
  Other current assets                                 12,658         10,633
                                                   -----------     ----------
    Total current assets                              308,982        297,633

  Net property and equipment                           36,477         34,128
  Other non-current assets                             83,541         82,045
                                                   -----------     ----------
    Total non-current assets                          120,018        116,173
                                                   -----------     ----------
    Total assets                                    $ 429,000      $ 413,806
                                                   ===========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                   $  33,911      $  49,819
  Accounts payable, trade                              15,628         17,306
  Other current liabilities                            64,333         66,968
                                                   -----------     ----------
    Total current liabilities                         113,872        134,093

  Long-term debt                                       14,663          4,983
  Other non-current liabilities                        16,603         17,346
                                                   -----------     ----------
    Total liabilities                                 145,138        156,422

    Net stockholders' equity                          283,862        257,384
                                                   -----------     ----------
    Total liabilities and stockholders' equity      $ 429,000      $ 413,806
                                                   ===========     ==========


The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as formation of a Chinese subsidiary and to capitalize on our large product portfolio and our broad technology base is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.